UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                  SCHEDULE 13G

                            -------------------------

                    INFORMATION TO BE INCLUDED IN STATEMENTS
          FILED PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
                      THERETO FILED PURSUANT TO RULE 13D-2

                               (AMENDMENT NO. 2)*

                      VISTULA COMMUNICATIONS SERVICES, INC.
                                (NAME OF ISSUER)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    92840A108
                                 (CUSIP NUMBER)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |   Rule 13d-1 (b)
|X|   Rule 13d-1 (c)
| |   Rule 13d-1 (d)



-------------------------
* The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 05270Q104                     13G                   Page 2 of 13 Pages


 1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Little Wing, L.P., 13-3778596

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

 3.    SEC USE ONLY

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware


       NUMBER OF SHARES             5.     SOLE VOTING POWER: 0
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON     6.     SHARED VOTING POWER:   7,124,834*
       WITH
                                    7.     SOLE DISPOSITIVE POWER: 0

                                    8.     SHARED DISPOSITIVE POWER: 7,124,834*

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,124,834*

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 10.28%

12.    TYPE OF REPORTING PERSON: PN
---------------------------------
* Consists of 1,148,034 common shares issuble upon the conversion of convertible notes, 1,167,100 common shares issuable upon the exercise of warrants, and 4,809,700 common shares.

CUSIP NO. 05270Q104                     13G                   Page 3 of 13 Pages


 1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Circle-T Explorer Master Capital International Inc.

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

 3.    SEC USE ONLY

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION: Bermuda

       NUMBER OF SHARES             5.    SOLE VOTING POWER: 0
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON     6.    SHARED VOTING POWER:   214,200*
       WITH
                                    7.    SOLE DISPOSITIVE POWER: 0

                                    8.    SHARED DISPOSITIVE POWER: 214,200*

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 214,200*

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): .32%

12.    TYPE OF REPORTING PERSON: CO
---------------------------------
* Consists solely of common shares.

CUSIP NO. 05270Q104                     13G                   Page 4 of 13 Pages


 1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Quilcap Corp., 13-3780878

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

 3.    SEC USE ONLY

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

       NUMBER OF SHARES             5.    SOLE VOTING POWER: 0
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON     6.    SHARED VOTING POWER:   7,339,034*
       WITH
                                    7.    SOLE DISPOSITIVE POWER: 0

                                    8.    SHARED DISPOSITIVE POWER: 7,339,034*

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,339,034*

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 10.59%

12.    TYPE OF REPORTING PERSON*: CO
---------------------------------
* Consists of 1,148,034 common shares issuable upon the conversion of convertible convertible notes, 1,167,100 common shares issuable upon the exercise of warrants, and 5,023,900 common shares.

CUSIP NO. 05270Q104                     13G                   Page 5 of 13 Pages


13. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Quilcap Management, LLC, 20-5125035

14.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

15.    SEC USE ONLY

16.    CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

       NUMBER OF SHARES            17.    SOLE VOTING POWER: 0
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON    18.    SHARED VOTING POWER:   8,684,067*
       WITH
                                   19.    SOLE DISPOSITIVE POWER: 0

                                   20.    SHARED DISPOSITIVE POWER: 8,684,067*

21.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 8,684,067*

22.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

23.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 12.45%

24.    TYPE OF REPORTING PERSON*: CO
---------------------------------
* Consists of 1,366,667 common shares issuable upon the conversion of convertible notes, 1,400,000 common shares issuable upon the exercise of warrants, and 5,917,400 common shares.

CUSIP NO. 05270Q104                     13G                   Page 6 of 13 Pages


 1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Tradewinds Fund Ltd.

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

 3.    SEC USE ONLY

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

       NUMBER OF SHARES             5.    SOLE VOTING POWER: 0
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON     6.    SHARED VOTING POWER: 1,559,233*
       WITH
                                    7.    SOLE DISPOSITIVE POWER: 0

                                    8.    SHARED DISPOSITIVE POWER: 1,559,233*

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,559,233*

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.31%

12.    TYPE OF REPORTING PERSON: CO
---------------------------------
* Consists of 218,633 common shares issuble upon the conversion of convertible notes, 232,900 common shares issuable upon the exercise of warrants, and 1,107,700 common shares.

CUSIP NO. 05270Q104                     13G                   Page 7 of 13 Pages


 1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Parker Quillen ###-##-####

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) | |   (b) |x|

 3.    SEC USE ONLY

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

       NUMBER OF SHARES             5.    SOLE VOTING POWER: 151,000
       BENEFICIALLY OWNED
       BY EACH REPORTING PERSON     6.    SHARED VOTING POWER: 8,898,267
       WITH
                                    7.    SOLE DISPOSITIVE POWER: 151,000

                                    8.    SHARED DISPOSITIVE POWER: 8,898,267

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 9,049,267*

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: | |

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 12.98%

12.    TYPE OF REPORTING PERSON: IN
---------------------------------
* Consists of 1,366,667 common shares issuble upon the conversion of convertible notes, 1,400,000 common shares issuable upon the exercise of warrants, and 6,282,600 common shares.

CUSIP NO. 05270Q104                     13G                   Page 8 of 13 Pages


ITEM 1 (a)      NAME OF ISSUER:
                Vistula Communications Services, Inc.

ITEM 1 (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                405 Park Avenue, Suite 801, New York, New York 10022

ITEM 2 (a)      NAME OF PERSON FILING:
                Little Wing, L.P. ("Little Wing")
                Circle-T Explorer Master Capital International Inc. ("Circle-T")
                Quilcap Corp. ("Quilcap Corp.")
                Quilcap Management LLC
                Tradewinds Fund Ltd. ("Tradewinds")
                Parker Quillen

ITEM 2 (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                Little Wing, L.P.
                c/o Quilcap Corp.
                145 East 57th Street, 10th Floor
                New York, NY 10022

                Circle-T Explorer Master Capital International Inc. c/o Quilcap Corp.
                145 East 57th Street, 10th Floor
                New York, NY 10022

                Quilcap Corp.
                145 East 57th Street, 10th Floor
                New York, NY 10022

                Quilcap Management LLC
                c/o Quilcap Corp.
                145 East 57th Street
                New York, NY 10022

                Tradewinds Fund Ltd.
                c/o Quilcap Management LLC
                145 East 57th Street, 10th Floor
                New York, NY 10022

CUSIP NO. 05270Q104                     13G                   Page 9 of 13 Pages


                Parker Quillen
                c/o Quilcap Corp.
                145 East 57th Street, 10th Floor
                New York, NY 10022

ITEM 2 (c)      CITIZENSHIP:
                Little Wing is a limited partnership organized under the laws of the State of Delaware. Circle-T is a corporation organized under the laws of Bermuda. Quilcap Corp. is a corporation organized under the laws of the State of Delaware. Quilcap Management LLC is a Delaware limited liability company. Tradewinds is a corporation organized under the laws of the British Virgin
                Islands. Mr. Quillen is a citizen of the United States.

ITEM 2 (d)      TITLE OF CLASS OF SECURITIES:
                Common Stock, par value $.001 per share (the "Common Shares")

ITEM 2 (e)      CUSIP NUMBER:
                92840A108

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

                (a)  (   )  Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act")
                (b)  (   )  Bank as defined in Section 3(a)(6) of the Act
                (c)  (   )  Insurance Company as defined in Section 3(a)(19) of
                            the Act

CUSIP NO. 05270Q104                     13G                  Page 10 of 13 Pages


                (d)  (   )  Investment Company registered under Section 8 of
                            the Investment Company Act of 1940
                (e)  (   )  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);
                (f)  (   )  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);
                (g)  (   )  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);
                (h)  (   )  A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act;
                (i)  (   )  A church plan that is excluded from the  definition
                            of an investment  company under Section  3(c)(14) of
                            the Investment Company Act;
                (j)  (   )  A Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.         OWNERSHIP.

                Quilcap Management, LLC is the investment manager to Little Wing, L.P. and Tradewinds Fund, Ltd., each of which hold common shares reported herein, and by virtue of such status Quilcap Management, LLC may be deemed to be the beneficial owner of 8,684,067 common shares of the Issuer. Quilcap Corp. is the general partner of Little Wing, L.P. and the sub-investment manager to Circle-T Explorer Master Capital International, Inc., each of which hold common shares reported herein, and by virtue of such status Quilcap Corp. may be deemed to be the beneficial owner of 7,339,034 common shares of the Issuer. Parker L. Quillen , the Sole Managing Member of Quilcap Management, LLC and the President of Quilcap Corp., has voting and investment power with respect to the common shares reported herein, and therefore may be deemed to be the beneficial owner of such common shares.

                1. Quilcap Management, LLC
                   (a)  Amount beneficially owned: 8,684,067 shares.
                   (b) Percent of class: 12.45%. The percentage of Common Shares reported as beneficially owned is based upon 66,964,898 shares outstanding as of April 6, 2007, as reported by the Issuer in its annual report on Form 10-KSB filed with the Securities and Exchange Commission on April 17th, 2007.
                   (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0
                        (ii)  Shared power to vote or to direct the
                              vote: 8,684,067 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0
                        (iv) Shared power to dispose or to direct the disposition of: 8,684,067 shares.

                2. Little Wing, L.P.
                   (a)  Amount beneficially owned: 7,124,834 shares.
                   (b) Percent of class: 10.28% (determined as set forth in paragraph 1(b) of this Item 4)
                   (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0
                        (ii)  Shared power to vote or to direct the vote:
                              7,124,834 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0
                        (iv) Shared power to dispose or to direct the disposition of: 7,124,834 shares.

CUSIP NO. 05270Q104                     13G                  Page 11 of 13 Pages

                3. Quilcap Corp. (General partner of Little Wing, L.P.)
                   (a)  Amount beneficially owned: 7,339,034 shares.
                   (b) Percent of class: 10.59% (determined as set forth in paragraph 1(b) of this Item 4)
                   (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0
                        (ii)  Shared power to vote or to direct the
                              vote: 7,339,034 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0
                        (iv) Shared power to dispose or to direct the disposition of: 7,339,034 shares.

                4. Tradewinds Fund, Ltd.
                   (a)  Amount beneficially owned: 1,559,223 shares.
                   (b) Percent of class: 2.31% (determined as set forth in paragraph 1(b) of this Item 4)
                   (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0
                        (ii)  Shared power to vote or to direct the vote:
                              1,559,223 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0
                        (iv) Shared power to dispose or to direct the disposition of: 1,559,223 shares.

                5. Circle-T Explorer Master Capital International Inc.
                   (a)  Amount beneficially owned: 214,200 shares.
                   (b) Percent of class: 0.32% (determined as set forth in paragraph 1(b) of this Item 4)
                   (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0
                        (ii)  Shared power to vote or to direct the vote:
                              214,200 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0
                        (iv) Shared power to dispose or to direct the disposition of: 214,200 shares.
                6.  Parker Quillen
                   (a)   Amount beneficially owned: 9,049,267 shares.
                   (b) Percent of class: 12.98% (determined as set forth in paragraph 1(b) of this Item 4)
                   (c)   Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote:
                              151,000 shares
                        (ii)  Shared power to vote or to direct the vote:
                              8,898,267 shares.
                        (iii) Sole power to dispose or to direct the
                              disposition of: 151,000 shares
                        (iv) Shared power to dispose or to direct the disposition of: 8,898,267 shares.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                Not applicable.

CUSIP NO. 05270Q104                     13G                  Page 12 of 13 Pages


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP
                Not applicable.

ITEM 10.        CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 05270Q104                     13G                  Page 13 of 13 Pages


                                    SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2007

------------------------------------            --------------------------------
LITTLE WING, L.P.                               QUILCAP CORP.
By: Quilcap Corp.,
    General Partner                             By: /s/Parker Quillen
                                                    -----------------
                                                    Parker Quillen, President
By: /s/Parker Quillen
    -----------------
    Parker Quillen, President


                                                    QUILCAP MANAGEMENT, LLC
                                                    -----------------------
                                                    By: /s/ Parker Quillen
                                                        ------------------
TRADEWINDS FUND LTD.                                Sole Managing Member
------------------------------------            --------------------------------
By:    Quilcap Management, LLC


By: /s/Parker Quillen
    -----------------
       Parker Quillen,
       Sole Managing Member


CIRCLE-T EXPLORER MASTER                        /s/ Parker Quillen
CAPITAL INTERNATIONAL INC.                      ------------------
------------------------------------                Parker Quillen

By: Quilcap Corp.,
    --------------------
    Sub-Investment Manager

By: /s/Parker Quillen
    --------------------
    Parker Quillen, President